Exhibit 4.1

CONSENT OF GOODMANS LLP

We hereby consent to the reference to our name and opinion contained under “Certain Canadian Federal Income Tax Considerations” in the Offer and Circular contained in this Registration Statement on Form F-8. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Toronto, Ontario August 14, 2014